Exhibit 99.1

Earthstone Energy, Inc. Announces Sale of Bakken Assets

The Woodlands, Texas, November 20, 2017 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone” or the “Company”), today announced that it has entered into a definitive agreement to sell its Bakken assets for approximately $27 million in cash to an unaffiliated party. The transaction is subject to customary closing conditions and adjustments. The effective date will be December 1, 2017 and is expected to close by year-end 2017.

Robert J. Anderson, Executive Vice President, Corporate Development and Engineering of Earthstone commented, “The sale of our Bakken assets, which are non-operated, represents a further step in Earthstone’s continued shift in emphasis to being primarily a Midland Basin focused operator. Over the past 18 months we have established a position in the Midland Basin that stands at approximately 27,000 net acres and approximately 7,000 Boepd. The divestiture of our Bakken assets allows us to continue focusing our human and capital resources on our highly economic assets in the Midland Basin.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas. Earthstone is traded on NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2016, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.

Executive Vice President – Chief Financial Officer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

mark.lumpkin@earthstoneenergy.com

Scott Thelander

Director of Finance

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246

scott@earthstoneenergy.com